Exhibit 4.10

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MERGER AGREEMENT

Made and signed on June 15, 2011

Between:	Cellcom Israel Ltd.
Public Company No. 511930125
10 Hagavish St., Netanya 42140, Israel
(hereinafter: "Cellcom")
of the first part

A n d:	Netvision Ltd.
Public Company No. 511930190
Omega Center, MTM Scientific Industries Center, Haifa 31905
(hereinafter: "Netvision")
of the second part

A n d:	Cellcom Merger 2011 Ltd.
Private Company No. 514619618
10 Hagavish St., Netanya 42140, Israel
(hereinafter: the "Target Company")
of the third part

Whereas	Cellcom is a public company whose securities are traded on the New York Stock Exchange (NYSE) and on the Stock Exchange (as defined below); and

Whereas
the Target Company is a private company wholly owned by Cellcom, formed for the purpose of this Merger Agreement, and no business and/or other activity took place, is taking place or shall take place in it from its formation date until the Closing Date (as defined below), except as required in connection with this Agreement; and

Whereas	Netvision is a public company whose securities are traded on the Stock Exchange (as defined below); and

Whereas
Netvision wishes to acquire the entire activity, liabilities and assets of the TargetCompany, in accordance with the provisions of Chapter 1 of Part 8 of the Companies Law (as defined below), in such manner that the Target Company be liquidated and Netvision (the acquiring company) shall become a private company wholly owned by Cellcom and its shares be delisted from the Stock Exchange (as defined below), and the Eligible Netvision Shareholders (as defined below) shall be entitled to a cash payment for their shares, all in accordance with the provisions of this Agreement; and

Whereas
the boards of directors of Cellcom, of Netvision and of the Target Company, after receiving the approval of the audit committee, insofar as required, have approved the execution of the Merger Transaction (as defined below);

Now therefore, it is hereby agreed between the parties as follows:

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1.	Preamble and Interpretation

1.1	The preamble to this Agreement forms an integral part hereof.

1.2	The division of the Agreement into clauses and assignment of headings to said clauses has been done solely for reasons of convenience, and shall not be used for purposes of interpreting the Agreement.

2.	Definitions and Appendices

2.1	In this Agreement, the terms below shall have the meaning appearing alongside them:

"Eligible Shareholders"	-	The holders of Netvision shares on the Closing Date not being Netvision itself or the Subsidiaries.

"Interested Party"	-	As the term is defined in the Companies Law (as hereinafter defined).

"Stock Exchange"	-	The Tel Aviv Stock Exchange Ltd.

"Netvision's Periodical Reports"	-	Netvision's Annual Report (as defined below and Netvision's First Quarter 2011 Report (as defined below).

"Nominee Company"	-	The Nominee Company of Bank Hapoalim Ltd.

"Valuation"	-	The valuation from June 13, 2011 performed by the Appraiser (asdefined below), on the basis of which the Merger Consideration (as defined below) was determined.

"Subsidiaries"	-	Any company, partnership, and any other corporation in which Netvision holds at least 50% of the voting rights or the issued capital, and jointly with Netvision – the "Netvision Group."

"Merging Companies"	-	Netvision (the acquiring company) and the Target Company.

"Merged Company"	-	Netvision after the merger of the Target Company into it.

"Deadline"	-	December 31, 2011, or a later date to be determined by written agreement between Cellcom and Netvision.

"Transaction" or "Merger Transaction"	-	As defined in clause 3 below.

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"Companies Law"	-	The Companies Law, 5759-1999, and the regulations issued pursuant thereto.

"Securities Law"	-	The Securities Law, 5728-1968, and the regulations issued pursuant thereto.

"Closing Date"	-
The date of closing of the Transaction under this Agreement as stated in clause 14 below, which shall occur on a business day to be determined by the parties, but no later than 10 business days after the date on which all the conditions precedent have been fulfilled, provided at least 30 days have elapsed from the date of the passing of a resolution by the general meeting of each of the Merging Companies and at least 50 days have elapsed from the date of submission of the merger offers to the Registrar of Companies.

"Execution Date"	-	The date of execution of this Agreement.

"Appraiser"	-	Kesselman Finance PriceWaterhouseCoopers Ltd.

"Per-Share Consideration"	-	As defined in clause 3 below.

"Interim Period"	-	The period from the Execution Date until the Closing Date.

"Transaction with a Controlling Shareholder Regulations"	-	The Securities Regulations (Transaction between a Registered Company and a Controlling Shareholder Therein), 5761-2001.

"Merger Regulations"	-	The Companies Regulations (Merger), 5760-2000.

2.2	The following appendices shall be annexed to this Agreement, and they may be annexed by way of reference1:

Appendix 3.3	-	Handling of options allotted by Netvision;

Appendix 6.3	-	List of various securities of the Netvision Group as of June 12, 2011;

Appendix 6.4	-	Copy of Netvision's Annual Report (as defined below) and of Netvision's First Quarter 2011 Report (as defined below);

Appendix 6.10	-	Material Assets (as defined below);

1  The Company agrees to furnish supplementally a copy of these schedules to the Commission upon request.

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Appendix 6.11.2	-	Important agreements.

Appendix 6.11.3	-	Notices of cancellation or breach of important agreements;

Appendix 6.12.1	-	Intellectual property;

Appendix 6.13.2	-	Licenses;

Appendix 6.13.5	-	Applications for subsidies and grants;

Appendix 6.14	-	Significant legal proceedings;

Appendix 6.15.3	-	Employee deductions and contributions;

Appendix 6.15.4	-	Employees' claims;

Appendix 6.15.7	-	Employees' and consultants' rights to payments and bonuses deriving from the Transaction;

Appendix 6.16.1	-	Insurance policies and claims;

Appendix 12.1.5	-	Third parties' confirmations and consents;

Appendix 13.3	-	Wording of indemnification letters.

3.	General – the Transaction

3.1
Subject to the provisions of this Agreement and to the fulfillment of the conditions precedent, as set forth in clause 12.1 below, on the Closing Date the Target Company shall merge with and into Netvision, in such manner that the entire activity, assets and liabilities of the Target Company shall be transferred into Netvision (the acquiring company), with the result that the Target Company shall be liquidated and removed from the records of the Registrar of Companies, in accordance with section 323 of the Companies Law, and the Eligible Netvision Shareholders shall receive consideration for their shares in Netvision, which shall be paid in cash by Cellcom, as set forth in this Agreement (hereinafter: the "Transaction" or the "Merger Transaction").

3.2
On the Closing Date, each NIS 1 par-value ordinary share of Netvision held by the Eligible Shareholders (including those allotted as a result of the exercise of options in the period between the Execution Date and the Closing Date) shall be automatically transferred to Cellcom in a manner to be coordinated in advance with the Stock Exchange Clearing House, insofar as necessary, and shall entitle its holder to receive, in consideration thereof, the quotient of (a) the sum of NIS 1,538,378 thousand plus effective annual interest at a rate of 5% calculated pro rata from April 1, 2011 until the Closing Date (hereinafter: the "Merger Consideration"), divided by (b) the number of issued Netvision shares held by the Eligible Shareholders on the Closing Date (the quotient of (a) divided by (b) – hereinafter: the "Per-Share Consideration"), in cash. It is hereby clarified that Cellcom shall from the Merger

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Consideration withholding tax according to a mechanism to be coordinated in advance with the Stock Exchange and as set forth in clause 4.4 below.

3.3	In addition, on the Closing Date the options which were allotted by Netvision shall be handled in accordance with the principles, the conditions and the times set forth in Appendix 3.3.

3.4	It is hereby clarified that following the closing of the Transaction, Netvision shall become a private company wholly held by Cellcom, and its shares shall be delisted from the Stock Exchange.

4.	Payment of the Merger Consideration

The Merger Consideration shall be paid as follows:

4.1
The Merger Consideration shall be paid by Cellcom to the Eligible Netvision Shareholders who are registered (either in the company's books or through the Nominee Company) as holders of Netvision shares on the Closing Date.

4.2	The Merger Consideration due to each of the Eligible Shareholders shall be paid to such Eligible Shareholder, as stated, after the Closing Date.

4.3
Cellcom is responsible for ensuring that registered shareholders receive the consideration from Cellcom and/or its designee by a direct bank transfer or by a check sent by registered mail with confirmation of delivery to their address as it appears in Netvision's shareholders register, according to Cellcom's choice and subject to the instructions of the Stock Exchange, and that shareholders who hold their shares through a Stock Exchange member receive the consideration directly into the bank account through which they hold shares of Netvision, all subject to and in accordance with the rules and regulations of the Stock Exchange and as shall be coordinated in advance with it. Netvision shall submit to Cellcom a complete list of all its registered shareholders (excluding the Nominee Company), including their updated address, as far as known, at least 14 days before the estimated Closing Date, and it shall also submit such an updated list on the Closing Date.

4.4
Cellcom shall deduct from the Merger Consideration payable to the Eligible Shareholders withholding tax in accordance with the Income Tax Regulations (Deduction from Consideration, Payment or Capital Gain on the Sale of a Security, the Sale of a Unit in a Mutual fund or a Futures Transaction), 5763-2002 (hereinafter: the "Deduction Regulations") and any other relevant statute, all in accordance with a mechanism to be coordinated in advance with the Stock Exchange. The deduction of withholding tax from the Merger Consideration with respect to Eligible Shareholders who are not registered shareholders shall be done by the Stock Exchange member through whom such Eligible Shareholders hold shares in Netvision. The deduction of withholding tax with respect to shareholders who are registered in Netvision's shareholders register (excluding the Nominee Company) shall be done by Cellcom on its responsibility. If a confirmation of exemption from withholding tax or a confirmation concerning a reduced rate of withholding tax is not submitted to Netvision or to the relevant Stock Exchange member or to the Target

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Company or to Cellcom, as the case may be, within 10 business days after the Closing Date, Cellcom shall deduct from the Merger Consideration withholding tax at the maximum rate applying under the Deduction Regulations.

4.5
Cellcom shall submit all the required vouchers in connection with the deduction of withholding tax by it, so that the Eligible Shareholders who are registered in Netvision's shareholders register are able to take a credit for the tax withheld, in accordance with any statute.

4.6
Within three (3) business days after the Closing Date, Cellcom shall send, on the basis of information to be provided to it by Netvision, to Netvision's registered shareholders (excluding the Nominee Company), by registered mail or by personal delivery, detailed instructions as to the documents which Cellcom requires them to complete and sign, and their accepted wording, in connection with the transfer to Cellcom of the shares which are registered in the name of the registered shareholders (including affidavits and indemnification undertakings in the event that share certificates held by them were lost / destroyed / damaged), in exchange for receiving the Per-Share Consideration for each registered share held by them in Netvision. Netvision shall submit to Cellcom a list of registered shareholders as of the Closing Date and shall assist Cellcom, as necessary, in the share and consideration transfer processes which are to be carried out by Cellcom.

4.7
If any part of the Merger Consideration remains unclaimed after 12 months from the Closing Date, Cellcom shall be entitled to use such part in any way it sees fit, and any registered shareholder who did not comply with the provisions of article 4.6 above by that time, shall be entitled thereafter to receive from Cellcom his proportionate share of the Merger Consideration solely as an unsecured creditor, without the addition of any interest or linkage differences.

5.	Representations and Declarations of the Target Company

The Target Company hereby declares and undertakes as follows:

5.1
The Target Company was established and duly incorporated under the laws of the State of Israel on May 24, 2011, it is duly registered with the Registrar of Companies, and there is no pending proceeding for its dissolution or removal from the records of the Registrar of Companies.

5.2
The registered capital of the Target Company stands at 40,000 ordinary shares of NIS 1 par value each. The issued capital of the Target Company stands at one ordinary share of NIS 1 par value, and no change shall occur therein until the Closing Date.

5.3
From the date of its incorporation until the date of its entry into this Agreement, the Target Company had no business activity, it did not hold any assets or liabilities and it was not a party to any agreements (apart from this Agreement), and therefore it did not prepare financial statements, and it shall not have any business activity or assume any new liabilities until the Closing Date.

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5.4
There is no undertaking on the part of the Target Company or any of its managers or officers requiring the Target Company to allot shares or convertible securities and/or other rights and/or securities of any nature and kind and/or undertaking to grant rights to shares and/or other securities of any nature and kind to any person, and no such undertaking shall be assumed by the Target Company and any of its managers or officers until the Closing Date.

5.5
The Target Company does not act as guarantor for any party and has not undertaken to indemnify any third parties in connection with the undertakings of any interested parties thereof, and it shall not act as guarantor or undertake to indemnify as stated until the Closing Date, and the interested parties thereof do not act as guarantors for any party and have not undertaken to indemnify any third parties in connection with its activity and shall not be guarantors or undertake to indemnify as stated until the Closing Date.

5.6
Subject to receipt of the approvals and fulfillment the conditions specified in clause 12.1 below, there is no prohibition, restriction or other preclusion, whether by statute or by virtue of any agreement or undertaking, on its entering into this Agreement and on the performance of all its undertakings hereunder in their entirety, and the transaction under this Agreement does not conflict with its incorporation documents.

5.7
Subject to fulfillment of the conditions set out in clause 12.1 below, the persons signing this Agreement on the Target Company's behalf are duly authorized to bind it by their signature, and all resolutions were passed by the Target Company as required by law for its entering into this Agreement.

5.8
The board of directors of the Target Company confirmed, inter alia based on data provided to it by Netvision and Netvision's representations in this Agreement, that, considering the financial position of the Merging Companies and considering that the Target Company has no business activity or obligations, there is no reasonable likelihood that following the merger the Merged Company will be unable to meet the Target Company's obligations to its creditors.

6.	Declarations and Undertakings of Netvision

Netvision hereby declares and undertakes as follows:

6.1
Netvision was established and duly incorporated under the laws of the State of Israel, it is duly registered with the Registrar of Companies, and there is no pending proceeding for its dissolution or removal from the records of the Registrar of Companies. The Subsidiaries were established and duly incorporated under the laws of their country of incorporation, and there is no pending proceeding for their dissolution or removal. True copies of the memorandum of association and articles of Netvision and of any similar incorporation document of all the Subsidiaries were submitted to Cellcom.

6.2
As of the date of execution of this Agreement, the registered capital of Netvision stands at 40,000,000 ordinary shares of NIS 1.00 par value each. As of June 12, 2011, the issued capital of Netvision stands at 31,605,667 ordinary shares of NIS

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1.00 par value each. As of the date of execution of this Agreement, Netvision, and to the best of Netvision's knowledge the Subsidiaries, do not hold any shares of Netvision.

6.3
Except as set out in Appendix 6.3 to this Agreement: (1) There are no securities convertible into share capital of Netvision (including options), and there is no undertaking of Netvision in effect towards any person requiring it to allot any of its shares or convertible securities and/or other rights and/or securities of any nature and kind and/or undertaking to grant rights to shares and/or other securities of any nature and kind to any person; (2) There are no securities convertible into share capital of the Subsidiaries (including options), and there is no undertaking in effect of any of the Subsidiaries towards any person requiring such Subsidiary to allot any of its shares or convertible securities and/or other rights and/or securities of any nature and kind, excluding a preemptive option or right under the founding agreements of the following Subsidiaries: Internet Rimon Israel 2009 Ltd., Safeway Data Protection Solutions Ltd., Telroaming Advanced Communication Solution Ltd. and Nana 10 Ltd.

6.4
Appendix 6.4 to this Agreement includes by reference true copies of: (a) Netvision's Periodical Statement for the year 2010, as published on the distribution site of the Israel Securities Authority Ltd. (Magna) (hereinafter: "Netvision's Annual Report"), which comprises, inter alia, the consolidated financial statements of Netvision as of December 31, 2010, audited by Netvision's auditors, and (2) Netvision's quarterly statement for the first quarter of 2011, as published on the distribution site of the Israel Securities Authority (Magna) (hereinafter: "Netvision's First Quarter 2011 Report," and jointly with Netvision's Annual Statement: "Netvision's Periodical Reports").

6.4.1
The financial statements included in Netvision's Periodical Reports were prepared in conformity with IFRS rules, on a consistent basis with previous years and periods (except for the changes detailed in the notes to those financial statements of Netvision), in accordance with all the rules and regulations applying to companies whose shares are traded on the Stock Exchange.

6.4.2
Netvision's Periodical Reports reflect the business, financial position, capital, assets, liabilities and financial results of Netvision and its Subsidiaries as of the dates of Netvision's Periodical Reports, in the format required by the Securities Law, and they do not contain any "misstatement" as the term is defined in the Securities Law.

6.4.3
Without derogating from the foregoing, to the best of its knowledge, Netvision complies with all the provisions of the Securities Law, including the submission of all the reports required thereunder (including under any directives of the Israel Securities Authority), and to the best of Netvision's knowledge, such reports do not contain any "misstatement" as the term is defined in the Securities Law.

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6.5
From the date of publication of Netvision's First Quarter 2011 Report (May 15, 2011) to the Execution Date, there was no significant event in the Netvision Group in respect of which Netvision did not issue an immediate report. Without derogating from the generality of the above, except as set forth in Netvision's immediate report, from May 15, 2011 until the Execution Date, Netvision does not know of any event that could significantly affect the assets, the position or the operating or business results of the Netvision Group.

6.6
Subject to receipt of the approvals and fulfillment the conditions specified in clause 12.1 below, there is no prohibition, restriction or other preclusion, whether by statute or by virtue of any material agreement or undertaking, on its entering into this Agreement and on the performance of all its undertakings hereunder in their entirety, and the transaction under this Agreement does not conflict with its incorporation documents. To the best of Netvision's knowledge, subject to receipt of the approvals as stated in clause 15.1.5 below, its entry into this Agreement and the performance of that stated herein are incapable of causing significant damage to the Netvision Group or an immediate call on credit facilities in a significant amount that were provided to the Netvision Group by financial institutions (subject to receipt of the agreement of the Netvision Group's lending banks), or the cancellation of important agreements (as defined in clause 6.11.4 below) to which the Netvision Group is a party, or significantly impair the terms of such credit facilities or important agreements. It is hereby declared that any impairment of the financial terms of bank credit facilities provided to the Netvision Group shall be deemed significant impairment.

6.7
Netvision has made available for Cellcom's inspection a complete, correct and updated copy of the minute books of meetings of the board of directors and board committees of Netvision and of meetings of the shareholders of Netvision, beginning from January 1, 2009, as well as a complete, correct and updated copy of the minute books of meetings of the board of directors and board committees and of meetings of the shareholders of 013 Netvision Ltd. and of meetings of the relevant organs of Veidan Conferencing Solutions Limited Partnership, beginning from January 1, 2009, and all these minutes are a true reflection of all the resolutions passed at Netvision, 013 Netvision Ltd. and Veidan Conferencing Solutions Limited Partnership beginning from that date.

6.8
Subject to fulfillment of the conditions set out in clause 12.1 below, the persons signing this Agreement on Netvision's behalf are duly authorized to bind it by their signature, and all resolutions were passed by Netvision as required by law for its entering into this Agreement.

6.9
The board of directors of Netvision confirmed that, considering the financial position of the Merging Companies and based on the representations of the Target Company in this Agreement, there is no reasonable likelihood that following the merger the Merged Company will be unable to meet its obligations to its creditors.

6.10
Except as set out in Appendix 6.10, the Netvision Group holds title to or has a right of lease and use of its important equipment and fixed assets, as hereinafter defined (hereinafter: the "Netvision Group's Important Assets"), which are in its possession or use. Except as set out in Appendix 6.10, all the Netvision Group's

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Important Assets are free from any debt, attachment, charge, pledge, mortgage or lien, preemptive right and right of first refusal. Except as set out in Appendix 6.10, to the best of Netvision's knowledge, the Netvision Group's Important Assets are in good and serviceable condition as required for carrying out the Netvision Group's business activity as it is presently carried out, and Netvision does not foresee any necessity for investments in assets on the part of the Netvision Group in the course of 2011 in amounts in excess of NIS 10 million beyond the amounts set out in the business plan for 2011, a true copy of which was provided to Cellcom.

In this clause, "important asset" means an asset (including a right) with a value of at least NIS 10 million and/or an asset which, if damaged, would or could significantly impair the results of the Netvision Group.

6.11	Agreements

6.11.1	True and accurate copies of all the important agreements (as hereinafter defined) of the Netvision Group were provided to Cellcom prior to the Execution Date.

6.11.2
Except as set out in Appendix 6.11.2, all the Netvision Group's important agreements are in force. The Netvision Group is in compliance with all the material provisions contained in the important agreements, and, to the best of Netvision's knowledge, the other parties to those agreements are in compliance with all the material provisions thereof, and the Netvision Group and/or its designees were not served by the parties to those agreements or their designees any notice of an intention to cancel any of those important agreements or any warning or notice concerning a breach or a future breach of the provisions thereof, and Netvision is not aware of the existence of a cause or a real likelihood of the existence of a cause for the service of such notice, all except as set out in Appendix 6.11.2.

6.11.3
Except as set out in Appendix 6.11.3, the Netvision Group and/or its designees have not served any of the other parties to those important agreements any notice of cancellation of the agreement or any warning or notice concerning a breach or a future breach of the provisions thereof, and it is not aware of the existence of a cause or a real likelihood of the existence of a cause for the service of such notice. The Netvision Group does not have any significant customer or any material agreement with a customer.

6.11.4
In this Agreement, "important agreements" denotes any agreement that is required for the continued proper management of the Netvision Group's business, in such manner that the cancellation or modification thereof would or could impair by 1.5% or more one or more of the following parameters: regarding customer agreements – the amount of annual revenues, and regarding supplier agreements – the amount of annual expenses of the Netvision Group. It is hereby clarified that, in this regard, operator interconnection agreements shall not be deemed important agreements.

6.12	Know-How and Intellectual Property

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6.12.1	The Netvision Group does not possess significant know-how or intellectual property in connection with its activity, except as set out in Appendix 6.12.1 (hereinafter: the "Intellectual Property").

6.12.2
To the best of Netvision's knowledge, without having specifically examined the matter, the Netvision Group holds any necessary licenses for using the intellectual property of others, insofar as required by it for the proper management of its existing activity.

6.12.3
All the registered intellectual property rights of the Netvision Group and all its applications to register intellectual property rights are set out in Appendix 6.12.1. The Netvision Group has taken generally accepted precautions to protect its Intellectual Property, including its registered intellectual property rights.

6.12.4
To the best of Netvision's knowledge, without having specifically examined the matter, the Netvision Group's use of the Intellectual Property does not infringe any right, license or third-party right in a manner that could materially harm the Netvision Group.

6.12.5
The Netvision Group is not obligated or liable to pay any royalties, commissions or other payment to any owner or licensee or claimant of any patent, trademark, service mark, trade name, copyright or asset or other intangible right, with respect to the use thereof or otherwise in connection with the management of the business of the Netvision Group, other than payments in the normal course of business in amounts which are not significant in the aggregate.

6.13	Permits and Licenses; Compliance with Statutory Provisions; Financing and Grants

6.13.1
True and complete copies of all the material licenses, permits and approvals required by the Netvision Group for the management of its business in accordance with the provisions of any law and/or the instructions of any government and/or regulatory authority (hereinafter: the "Licenses") were provided to Cellcom as part of the due diligence. All the Licenses are full valid, and true and exact copies thereof were provided to Cellcom as part of the due diligence.

6.13.2
To the best of Netvision's knowledge, the Netvision Group complies with all the material provisions and requirements existing by virtue of the Licenses, and specifically with any provision or requirement which are a condition for the existence and full validity of the License. Except as provided in Appendix 6.13.2, Netvision is not aware of any breach or expected breach of the provisions of any of the Licenses that could result in the cancellation of such License or in an adverse change in its terms that could materially harm the Netvision Group or cause the Netvision Group significant financial exposure.

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6.13.3
Except as provided in Appendix 6.13.2 and in public information on regulatory processes and changes in the communications sector, Netvision is not aware of any examination or of an intention by any relevant authority to change the terms of any of the Licenses in a manner that could significantly harm the Netvision Group. To the best of Netvision's knowledge, subject to the approval of the Ministry of Communications, the execution or performance of the Agreement will not result in the cancellation, restriction, revocation or suspension of any of the Licenses as in effect on the Execution Date.

6.13.4
To the best of Netvision's knowledge, the Netvision Group is not in breach of any statutory provision/s that could cause the Netvision Group material harm, and other than legal proceedings and other proceedings that were brought against the Netvision Group as set out in Appendix 6.14 hereto, Netvision has not received any notice of breach of any statutory provision on its part that could cause the Netvision Group material financial exposure and/or materially impair its operating conditions as in effect on the Execution Date.

6.13.5
The Netvision Group has not received any grant, incentive or subsidy approval from any source, that is in effect on the Execution Date or that shall be in effect after the Closing Date, including from any government, regulatory, national, local or other authority and from any quasi-government authority (in this clause, jointly: "authority"), and that impose any material liability or limitation on the activity of the Netvision Group, and except as stated in Appendix 6.13.5, it has not applied to any such authority for receiving such grants or incentives.

6.14	Legal Proceedings

Except as set out in Appendix 6.14 or in Appendix 6.4, there are no pending legal proceedings (including arbitration proceedings), including civil proceedings for an amount in excess of NIS 5 million, administrative proceedings or criminal proceedings, to which the Netvision Group or, to the best of Netvision's knowledge, any of its managers, in their position as such, are a party (whether as plaintiffs, defendants or otherwise), and to the best of Netvision's knowledge, except as set out in Appendix 6.14, the Netvision Group has not been served any written warning of civil claims for an amount in excess of NIS 5 million, and no authorized representative of the Netvision Group has been warned of any investigations or demands against any of them and/or against any other person on behalf of the Netvision Group or of the possibility of such a legal proceeding, and Netvision is not aware of circumstances that could lead to the bringing of such a claim or demand. Except as provided in Appendix 6.14 or in Appendix 6.4, there are no judgments, arbitration decisions or judicial and/or administrative decisions of any kind against the Netvision Group, and there are no judgments, arbitration decisions or judicial and/or administrative decisions of any kind against any of its officers that are relevant or apply to the Netvision Group and/or to any of its officers, that impose a material liability or limitation on the existing activity of Netvision Group.

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6.15	Employment Matters

6.15.1
A complete and accurate list of officers and of all the employees directly subordinate to the vice presidents in the Netvision Group (hereinafter: "Material Employees"), including their name, position, employment starting date, direct employer, gross monthly salary and employer cost, as of the Execution Date of this Agreement, was submitted to Cellcom prior to the Execution Date, on June 12, 2011. There is no custom or practice in the Netvision Group according to which a bonus in a significant amount is given, individually or cumulatively, to the employees of the Netvision Group. None of the Material Employees have been given an undertaking by a competent person at Netvision concerning a material change in any of said terms of employment.

6.15.2
The Netvision Group has paid, and until the Closing Date shall pay, in full to the various authorities any tax and/or levy and/or fee and/or other significant mandatory payment required of it in connection with the employees of the Netvision Group and/or any such tax, levy, fee and mandatory payment the nonpayment of which could materially affect the Netvision Group even if it is not material in its own right.

6.15.3
Except as set out in Appendix 6.15.3, to the best of Netvision's knowledge, the Netvision Group has actually paid its employees or deducted and/or transferred and/or deposited and/or set aside on their behalf the full amounts it was required to pay and/or deduct and/or transfer and/or deposit and/or set aside in accordance with any statute or agreement, in respect of and/or in connection with the period of their employment by the Netvision Group and/or upon the termination of their employment, including salary and social benefits, pension and/or senior employees insurance, redemption of vacation days, sick pay, severance pay, income tax and National Insurance contributions, all with the exception of negligible amounts which failure to deduct and/or transfer and/or deposit and/or set aside such amounts as stated, would not materially affect the Netvision Group or its results.

6.15.4
To the best of Netvision's knowledge, the Netvision Group complies substantially and in a manner incapable of causing the Netvision Group significant exposure, with all the labor laws and statutes applying and relevant to the employees of the Netvision Group. Except as set out in Appendix 6.15.4, Netvision is not aware of any claim and/or demand and/or complaint of any of the employees of the Netvision Group in connection with the fulfillment of such laws and statutes.

6.15.5
No member of the Netvision Group is subject to a contractual or legal impediment precluding the employment termination of a material employee or adviser of the Netvision Group by prior notice of up to 90 days (inclusive).

6.15.6	Except as set out in Appendix 6.15.4, Netvision (including its Subsidiaries in Israel) is not a member of any employers organization and its employees

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are not represented by any trade union, and to the best of Netvision's knowledge, no collective agreements of any kind apply to it, apart from extension orders which apply to all workers in the economy.

6.15.7
Except as set out in Appendix 6.15.7, to the best of Netvision's knowledge, none of the employees of the Netvision Group and none of its advisers are entitled to any payment or other benefit (including the acceleration of options) due to the execution of this Agreement or the closing of the Transaction the subject of this Agreement, with the exception of such rights (if any exist) of various service providers in connection with and against the provision of services to the Transaction in the normal course of business.

6.16	Insurance Policies

6.16.1
Appendix 6.16.1 lists all the insurance policies issued in favor of the Netvision Group, including the insurer's name, the parties insured under the policy, the scope of cover, the annual premium and the expiration date. As of the Execution Date, all of said insurance policies are in force and the premiums payable thereon until that date were paid. To the best of Netvision's knowledge, the Netvision Group is in compliance with any condition or limitation reasonably required in said policies for establishing entitlement to the insurance coverage on the occurrence of an insured event. Except as set out in Appendix 6.16.1, no claims were submitted pursuant to or in connection with said policies during the last three years. To the best of Netvision's knowledge, there is no impediment to the renewal of said policies at the time set therefor. The Netvision Group is not obligated by law to maintain insurance coverage beyond that stated in Appendix 6.16.1.

6.17	Taxes

6.17.1
The Netvision Group does not have any significant tax debt (including withholding tax) for any liability owed by it, including, without derogating from the generality of the above, taxes, National Insurance contributions and other mandatory payments connected with its employees and/or service providers and/or shareholders and/or activity at the rate determined in the relevant statute.

6.17.2
The Netvision Group has submitted to the relevant tax authorities and/or to any other authority (hereinafter in this clause 6.17: "authorities"), in accordance with the law and at the time stipulated therefor, all the reports which it is obligated to submit. The tax reports submitted by the Netvision Group were prepared in accordance with the provisions of the law. The books of the Netvision Group reflect all the debts to the relevant authorities and all the provisions for mandatory payments, as stated, applying by law and not yet paid by it. Netvision has not been informed of any examination, investigation or proceeding which is being conducted with respect to and/or against the Netvision Group by any of the said authorities, apart from current examinations of assessments which have still not been declared final.

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6.17.3
Netvision has not been informed of any complaint by the tax authorities in connection with a significant liability of the Netvision Group. There is no valid demand or claim on the part of the authorities, and no discussions are taking place with the authorities, in respect of any report which the Netvision submitted and/or should have submitted to the authorities. Netvision is not aware of any examination and/or investigation that is being conducted as of the Execution Date by the tax authorities against or with respect to the Netvision Group.

6.17.4
Netvision has tax assessments considered final up to and including the 2009 tax year. The subsidiary 013 Netvision Ltd. has tax assessments considered final up to and including the 2005 tax year. Netwise Applications Ltd. has tax assessments considered final up to and including the 2006 tax year. As of the Execution Date, to the best of Netvision's knowledge, the rest of the Subsidiaries do not have final tax assessments.

7.	Representations and Declarations of Cellcom

Cellcom hereby declares as follows:

7.1
It is the owner and holder of the entire issued and allotted capital of the Target Company from the time of its establishment, and the representations and declarations of the Target Company in clause 5 above are true and complete and shall  be true and complete on the Closing Date.

7.2
Cellcom was established and duly incorporated under the laws of the State of Israel, it is duly registered with the Registrar of Companies, and there is no pending proceeding for its dissolution or removal from the records of the Registrar of Companies.

7.3
Subject to receipt of the approvals and fulfillment the conditions specified in clause 12.1 below, there is no prohibition, restriction or other preclusion, whether by statute or by virtue of any agreement or undertaking, on its entering into this Agreement and on the performance of all its undertakings hereunder in their entirety, and the Transaction under this Agreement does not conflict with its incorporation documents.

7.4
Subject to fulfillment of the conditions set out in clause 12.1 below, the persons signing this Agreement on Cellcom's behalf are duly authorized to bind it by their signature, and all resolutions were passed by Cellcom as required by law for its entering into this Agreement.

7.5	Cellcom has and/or shall have by the Closing Date the financial means for payment of the Merger Consideration under this Agreement.

7.6
Cellcom is a leading Israeli communications company and it is familiar with the communications market and the competition and changes therein. Nothing stated in this clause shall derogate from the validity of Netvision's representations as set out in clause 6 above.

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7.7
Cellcom has read Netvision's Periodical Reports and the immediate reports issued by it, as it saw fit, and performed a due diligence, including a legal, accounting and business examination of the Netvision Group's business and activity. Cellcom was given an opportunity to request and receive clarifications from Netvision's managers regarding the activity, business, assets and liabilities of Netvision and the Subsidiaries. Nothing stated in this clause shall derogate from the validity of Netvision's representations as set out in clause 6 above.

8.	Validity of Representations and Declarations

8.1
Each of the parties is relying, when entering into this Agreement, on the above representations of the parties, and except as stated in this Agreement and its appendices, it has not received any additional representation from another party.

8.2
If a party to the Agreement (hereinafter: "aggrieved party") discovers, prior to the Closing Date, that another party to the Agreement (hereinafter: "party in breach") gave a materially incorrect representation, such that it alone or cumulatively with other representations given and found to be incorrect materially change/s the considerations of the aggrieved party for entering into the Agreement or materially change/s the valuation done for Netvision (hereinafter: "material inconsistency in representations"), the aggrieved party shall notify the party in breach in writing of the breach.

8.3
If the party in breach fails to remedy the material inconsistency in representations within 15 days from the date of the aggrieved party's written notice (as stated in clause 8.2 above), insofar as the material inconsistency in representations is remediable (otherwise the aggrieved party shall be entitled to cancel the Agreement immediately by a written notice to the party in breach), the aggrieved party shall be entitled to cancel the Agreement by a written notice to the party in breach, provided that such notice is delivered to the party in breach prior to the Closing Date (hereinafter: "cancellation relief").

8.4
To avoid doubt, it is hereby clarified that the cancellation relief shall be available to the aggrieved party only if it notified the party in breach in writing, prior to the Closing Date, of the existence of a material inconsistency in the representations of the party in breach (all or any of them), and not in any other case of representations which are incorrect, incomplete or inaccurate.

8.5
Without derogating from the foregoing, the parties agree that the cancellation relief to which the aggrieved party shall be entitled under this Agreement in respect of a material inconsistency in representations is a sole and exclusive relief, and other than such cancellation relief (up to the Closing Date) and the right not to close the Transaction during the period of 15 days referred to in clause 8.3 above, the aggrieved party and/or its officers and/or shareholders and/or their designees shall not be entitled to any monetary or other relief against the party in breach, its officers, managers, employees, shareholders, advisers and service providers or their designees. Other than the aforesaid cancellation relief, the parties to this Agreement hereby waive irrevocably any complaint and/or demand and/or claim under this Agreement and under any law in respect of an inconsistency in representations,

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against another party to this Agreement, its officers, managers, employees, shareholders, advisers and service providers or their designees.

8.6
The parties agree that immediately after the closing of the Transaction under this Agreement, the validity of the representations set out in clauses 5, 6 and 7 above shall lapse, and none of the parties shall have any claim or complaint or demand against the other parties and/or its officers in respect of incorrectness or incompleteness of all or any of the representations. If a part to the Agreement discovers any inconsistency in the representations of another party to the Agreement after the Closing Date, it and/or its officers and/or designees shall not be vested by reason thereof with any complaint and/or claim and/or demand under this Agreement and under any law against the party in breach, its officers, managers, employees, shareholders, advisers and service providers or their designees.

9.	Implementation of the Merger Transaction

9.1
Netvision shall act to publish a report on a transaction with a controlling shareholder in accordance with the Transaction with a Controlling Shareholder Regulations and to convene an extraordinary general meeting of its shareholders for the approval of the Merger Transaction in accordance with the Companies Law and the Companies Regulations (Notice of General Meeting and Class Meeting in a Public Company), 5760-2000.

9.2
Cellcom shall act to convene a general meeting of its shareholders for the approval of the Merger Transaction in accordance with the Companies Law and in accordance with the provisions of any law applying to it.

9.3
Within 3 days from the date of convening of the general meetings for the approval of the Merger, the Merging Companies shall submit to the Registrar of Companies an agreed merger offer in accordance with the Merger Regulations.

9.4
Upon the entry of the Merger into effect and the fulfillment of the conditions set out in clause 12.1 below, the Target Company shall merge with and into Netvision, in such manner that the entire activity, assets and liabilities of the Target Company shall be transferred into Netvision, with the result that the Target Company shall be liquidated and removed from the records of the Registrar of Companies, in accordance with section 323 of the Companies Law, and Netvision shall become a private company wholly owned by Cellcom. Following the completion of the merger, Cellcom shall hold the entire issued and paid-up share capital of the Merged Company.

9.5
The parties shall act for the fulfillment of all the statutory provisions in connection with the merger, including the submission of notices to the Registrar of Companies concerning the resolution of the general meetings of the Merging Companies and the sending of notices to creditors, all in accordance with the provisions of the Companies Law and the Merger Regulations.

9.6	The merger shall be completed on the Closing Date, as stated in clause 14 below.

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10.	Undertakings in the Interim Period

10.1	In the Interim Period the parties shall act as follows:

10.1.1
The parties to this Agreement undertake to perform all actions and to sign all documents as reasonably required for the timely implementation of the provisions of this Agreement, and to make best efforts to receive any approval required for closing the Transaction pursuant to and in accordance with the provisions of this Agreement and all its parts. Without derogating from the generality of the foregoing, none of the parties shall perform any act contrary to the undertakings given by all and/or any of them in this Agreement. Nothing stated in this clause shall derogate from Cellcom's right to object to conditions for closing the Transaction that may be stipulated by a third party whose approval is required for closing the Transaction, as stated in clause 12.3 below.

10.1.2
Netvision may not perform any action that is outside the normal course of business of the Netvision Group or that could materially affect the assets, business or financial position of the Netvision Group, except with the prior agreement of Cellcom, which may not be withhold other than on reasonable grounds. It is hereby clarified that the provisions of this clause above shall not apply to actions included in Netvision's work plan for 2011 as approved by Netvision's board of directors in the framework of the budget for 2011 and submitted to Cellcom for its inspection as part of the due diligence. Notwithstanding the foregoing, actions on a scope not exceeding NIS 500,000 shall not be considered actions of the Netvision Group outside the normal course of business.

10.1.3
Without derogating from the generality of the foregoing, during the Interim Period Netvision shall not perform any of the actions setout below, except with Cellcom's prior written agreement, which shall not be withhold other than on reasonable grounds:

10.1.3.1
Any capital-related action of any nature and kind, including an allotment of shares or convertible securities, distribution of bonus shares, consolidation and division of shares, etc., apart from an issue of shares of Netvision arising from the exercise of options granted prior to the Execution Date. It is hereby clarified that the foregoing shall not apply to a transfer of shares by a shareholder of Netvision in the course of regular trading on the Stock Exchange.

10.1.3.2	Any alteration to Netvision's memorandum or articles.

10.1.3.3	Any distribution, including a dividend distribution in cash or in kind, as defined in the Companies Law.

10.1.4	In the event that Netvision distributes to its shareholders a dividend in cash or in kind during the Interim Period, after receiving Cellcom's agreement as

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stated, the Merger Consideration shall be reduced by an amount equivalent to the amount of the dividend paid by Netvision for each share multiplied by the number of issued shares of Netvision on the record date for the distribution of the dividend.

10.2
Without derogating from that stated in clause 10.1 above, Cellcom and Netvision shall act to the best of their ability to schedule their shareholders meetings for approval of the Merger Transaction on the same date.

11.	Material Adverse Change after the Execution of the Agreement

11.1
In the event that Cellcom or Netvision discover during the Interim Period, prior to the receipt of all the approvals for closing the Merger Transaction except for the issuance of a merger certificate by the Registrar of Companies as stated in clause 12.1.7 below, that any material adverse change (as the term is defined hereinafter) has occurred in the Netvision Group, including in its assets, business or business position, such party shall, immediately following the discovery, furnish to the other party full details to the best of its knowledge of the change that occurred (hereinafter: "notice of adverse change").

For purposes of this clause, "material adverse change" means an event, change or effect occurring during the Interim Period, prior to the receipt of all the approvals for closing the Merger Transaction except for the issuance of a merger certificate by the Registrar of Companies as stated in clause 12.1.7, that was not known and could not have been reasonably foreseen by the aggrieved party prior to the Execution Date, and that could affect the Valuation and its results to the extent that it reduces the Merger Consideration by NIS 60 million or more, excepting only an event, change or effect occurring after the Execution Date and arising from any of the following:

(1) general changes in the business or political environment, excluding changes that affect the Netvision Group disproportionately to their effect on other companies in the sector of the Netvision Group; (2) change in IFRS; or (3) any action taken by Netvision at Cellcom's request or with its prior written agreement.

The definition of a material adverse change as stated in this clause shall not serve as a criterion for the determination of materiality in any other instance in the Agreement where the term "material," "materiality" and the like is used.

11.2
If notice of an adverse change (as the term is defined above) is given, Cellcom may demand that the parties apply jointly to the Appraiser, who shall give an opinion as to whether or an event, change or effect has occurred that could constitute a material adverse change, and if such event, change or effect has occurred, he shall reappraise the value of Netvision.

11.3	The Appraiser shall submit his findings to Cellcom and Netvision in writing within 14 business days, and his response shall be final and conclusive.

11.4
If the Appraiser determines that Netvision's value has decreased by NIS 60 million or more relative to the Valuation, Cellcom shall be entitled, within 14 days from the date of receipt of the Appraiser's findings, to notify Netvision of its withdrawal from

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the Transaction (and likewise, for the removal of doubt, it shall not be obligated to close the Transaction during said period of 14 days), and in such case the Agreement shall terminate with immediate effect and all the representations and undertakings therein shall lapse, and none of the parties and/or their officers and/or designees shall have any complaint and/or demand and/or cause of action against the other party, its officers, managers, employees, advisers and service providers or their designees. If Cellcom does not give written notice of cancellation within 14 days, as stated, this shall be deemed as waiver of the right of withdrawal from the Agreement due to such material adverse change, and this Agreement and all its provisions shall continue in effect, and Cellcom and/or its officers and/or designees shall not have any complaint and/or demand and/or cause of action against any party to this Agreement, its officers, managers, employees, advisers and service providers or their designees, in respect of that material adverse change.

11.5
To avoid doubt, it is hereby clarified that in the event the Appraiser determines that a material adverse change has occurred during the Interim Period, prior to the receipt of all the approvals for closing the Merger Transaction except for the issuance of a merger certificate by the Registrar of Companies as stated in clause 12.1.7 below, that could affect the Valuation and its results, but not to the extent of a decrease of NIS 60 million or more in Netvision's value relative to the Valuation, the provisions of clause 11.4 above shall not apply to such event, change or effect, and this Agreement and its provisions shall continue in full effect and none of the parties and/or their officers and/or designees shall have any complaint and/or demand and/or cause of action against the other party, its officers, managers, employees, advisers and service providers or their designees, in respect of that event, change or effect.

11.6
Without derogating from that stated in clauses 11.2 to 11.5 above, where an event, change or effect as stated in clause 11.1 above occurs that can be precisely quantified, Cellcom and Netvision may agree mutually not to apply to the Appraiser to determine the effect on Netvision's value and determine between themselves the change in Netvision's value relative to the Valuation, and the provisions of clause 11.4 above shall apply, mutatis mutandis, in respect of Cellcom's right to cancel the Agreement.

12.	Conditions Precedent to Closing the Transaction

12.1
The conditions set out below are conditions precedent to the closing of the Transaction and the merger pursuant thereto, applying to all the parties to this Agreement, and they must be fulfilled by the Deadline. If all the conditions precedent are not fulfilled by the Deadline, and the Deadline is not extended by the parties expressly in writing, this Agreement shall lapse and none of the parties shall have any complaint, claim or demand by reason thereof against the other party, other than complaints in respect of any breach of the undertakings included in this Agreement:

12.1.1	Approval of the Merger Transaction by the general meeting of Netvision, by the majority prescribed in section 320(f) and in section 275(a) of the Companies Law.

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12.1.2	Approval of the Merger Transaction by the general meeting of Cellcom, by the majority prescribed in section 320(f) and in section 275(a) of the Companies Law.

12.1.3	Receipt of approval from the Ministry of Communications and from the Civil Administration in Judea and Samaria.

12.1.4	Receipt of approval from the Antitrust Commissioner, insofar as required.

12.1.5
Receipt of the approval and/or agreement of any third party whose approval and/or agreement is required under any law or under any important agreement (as the term "important agreements" is defined in clause 6.11.4 above) for the completion of the Merger, as set out in Appendix 12.1.5.

12.1.6	The purchase by Netvision of runoff insurance to cover the liability of officers and directors, as stated in clause 13.1 below.

12.1.7
At least 30 days have elapsed from the date on which the general meeting of each of the Merging Companies passed a resolution, and at least 50 days from the date on which the merger notices were submitted to the Registrar of Companies, and the Registrar has issued a merger certificate in accordance with the provisions of section 323 of the Companies Law.

12.1.8	There is no statute, order or instruction of a competent authority in effect that prevents the completion of the merger.

12.2
The parties to this Agreement may agree mutually to waive the fulfillment of any condition or any approval stipulated in the provisions of this Agreement for the completion of the Merger, insofar as it is not required by law.

12.3
If the approval of any of the entities specified above is stipulated on any conditions that could materially harm any of the parties or burden it after the Closing Date, the parties shall act for the removal or limitation thereof, and if they are unable to do so, then Cellcom shall be entitled to object to those conditions, and in such case the approval shall be deemed not to have been given; all with the exception of the conditions prescribed in regulation 12A(a) of the Communications Regulations (Telecommunications and Broadcasts), (Procedures and Conditions for Receiving a General License for the Provision of International Telecommunication Services), 5764-2004, to which the parties agree insofar as the conditions for their existence shall apply on the Closing Date.

12.4
Subject to any statute, each of the parties shall report to the other party on an ongoing basis on progress in dealing with the conditions precedent for which it is responsible and on any difficulty arising in connection with those conditions and their achievement.

13.	Insurance and Indemnification Undertaking

13.1	No later than on the Closing Date, Netvision shall purchase runoff insurance to cover the liability of officers and directors on such a scope and such policy terms as are in

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effect up to the Closing Date, for an additional period of seven years from that date. The insurance shall apply to insured events, as the term is defined in the policies, occurring up to the date of completion of the acquisition, and to circumstances which are known to Netvision on that date. The insurance shall include an express clause prohibiting the insurer to cancel the insurance (non-cancellation clause). Prior to purchasing such insurance, Netvision shall forward to Cellcom for comments the quotation for the runoff insurance policy and the policy terms.

13.2
Cellcom undertakes starting from the Closing Date that Netvision shall comply with all the provisions of the insurance policy referred to in clause 13.1, including as regards any required notices to the insurance company.

13.3
Cellcom undertakes starting from the Closing Date that Netvision shall honor the indemnification letters issued by Netvision, prior to the Execution Date, to officers and directors of Netvision and the Subsidiaries, according to their terms. Appendix 13.3 sets out all the wordings of such indemnification letters issued by Netvision to officers and directors, past and present, of the Netvision Group. Netvision hereby declares that it did not issue an indemnification letter to any person other than officers and directors of the Netvision Group.

14.	Closing of the Transaction

14.1
The Merger Transaction shall be closed on the Closing Date, subject to fulfillment of the conditions set out in clause 12 above. On the Closing Date the parties shall perform the following actions, which shall be deemed to have been performed simultaneously for the purpose of completing the Merger Transaction:

14.1.1
Netvision shall furnish to the parties a copy of the resolutions of its audit committee and board of directors approving the Merger Transaction, and the minutes of the general meeting of its shareholders approving the Merger Transaction by the required majority, as stated in clause 12.1.1 above.

14.1.2	The Target Company shall furnish to the parties a copy of the resolutions of its board of directors and general meeting approving the Merger Transaction.

14.1.3
Cellcom shall furnish to the parties a copy of the resolutions of its audit committee and board of directors approving the Merger Transaction, and the minutes of the general meeting of its shareholders approving the Merger Transaction by the required majority, as stated in clause 121.2 above.

14.1.4
The Merging Companies and Cellcom shall furnish to each other written confirmations, signed by their authorized signatories and attached as an integral part of this Agreement, concerning the complete fulfillment of the conditions precedent which are dependent on each of them, as follows:

14.1.4.1	Netvision shall furnish a confirmation as above regarding the conditions precedent set out in the following clauses: 12.1.1,

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14.1.4.1	12.1.3, 12.1.5, 12.1.6, 12.1.7 and 12.1.8 with respect to the approvals required of it.

14.1.4.2	Cellcom shall furnish a confirmation as above regarding the following conditions precedent: 12.1.2, 12.1.3, 12.1.7 and 12.1.8 with respect to the approvals required by it.

14.1.4.3	Cellcom and Netvision jointly shall be responsible for furnishing the confirmations referred to in clause 12.1.4 above.

14.1.5
The Merging Companies and Cellcom shall furnish to each other a written confirmation of the absence of any material inconsistency in their representations as given on the Execution Date and as of the Execution Date, and Netvision shall furnish to Cellcom a written confirmation that no material adverse change (as defined in clause 11.1 above) has occurred with respect to the Netvision Group from the Execution Date until the Closing Date. In case notice is given of an adverse material change as stated in clause 11.1 above, such material adverse change shall be excluded from Netvision's confirmation.

14.1.6	Cellcom shall deposit the Merger Consideration on behalf of the Eligible Shareholders.

14.1.7	A merger certificate in accordance with section 323 of the Companies Law shall be issued to the Merging Companies.

14.2	The parties undertake to cooperate with the Stock Exchange and the Stock Exchange Clearing House insofar as necessary for the closing of the Transaction.

14.3
With the entry of the Transaction into effect following the completion of the actions specified in clause 12.1 above and in clauses 14.1.1 to 14.1.7 above, all the assets and liabilities of the Target Company shall vest and be transferred to Netvision, and the Target Company shall be liquidated without winding up in accordance with the provisions of the Companies Law.

15.	Expenses

Each party shall bear all the expenses entailed in its entry into and performance of this Agreement.

16.	Cancellation of the Agreement

16.1	Up to the Closing Date the parties may, by joint agreement, cancel the Merger Agreement at any time and for any reason.

16.2	Without derogating from the foregoing, the parties agree that the Merger Agreement shall be cancelled upon the occurrence of one or more of the following events:

16.2.1	The Closing Date does not occur by the Deadline.

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16.2.2	At the shareholders meeting of Netvision (including an adjourned meeting, where relevant) it is resolved by the majority of shareholders prescribed by law not to approve the merger.

16.2.3	At the shareholders meeting of Cellcom (including an adjourned meeting, where relevant) it is resolved by the majority of shareholders prescribed by law not to approve the merger.

16.2.4	A final and unappealable order is issued that prevents the merger.

16.2.5	A law is enacted or regulations are made or a government authority acts in such a manner that the closing of the Transaction is rendered illegal.

16.3
In addition to that stated in clause 16.2 above, in the event that any of the parties to the Agreement acts in material breach of its undertakings in the Merger Agreement and fails to cure such breach within 15 days from the date of the other party's written notice concerning the breach, at any time prior to the Closing Date, the aggrieved party shall be entitled to cancel the Agreement by written notice to the party in breach, without derogating from any other relief available to it in law. To avoid doubt, it is hereby clarified that in case of a material inconsistency in representations, the provisions of clauses 8.2 to 8.5 alone shall apply, and the provisions of this clause 16.3 shall not apply.

16.4
In case of the cancellation of the Agreement as stated in clauses 16.2.1 to 16.2.5 above, the Agreement shall be deemed void ab initio, and the parties, their shareholders or any third party shall not have any cause of action arising from the Agreement or its cancellation, including a cause or right of action against an officer, director or shareholder of any of the parties to the Agreement.

17.	Notices and Reports

17.1
The parties undertake to coordinate in advance any report and announcement to the press and to the various authorities concerning the execution and closing of this Agreement (without derogating from the reporting duties applying to any of the parties by law).

18.	Miscellaneous

18.1
Any delay or abstention by any of the parties in exercising or enforcing any of its rights under this Agreement shall not be deemed as its waiver of or preclusion from exercising its rights in the future, and it shall be entitled to exercise its rights wholly or partly, whenever it sees fit. No waiver, allowance, extension, representation, alteration, addition or subtraction from or pursuant to this Agreement shall be valid unless they are made in writing and signed jointly by the parties.

18.2	Any alteration, amendment and/or addition to the Agreement shall not be valid and shall be deemed not to have been made, unless made in writing and signed by the parties jointly.

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18.3
This Agreement and its appendices reflect the full agreement between the parties in the matters provided for herein. Any representation, consent or draft or prior undertaking, whether direct or in favor of a third between, between the parties in connection with the matters provided for in this Agreement, and any negotiations, summary, understanding or agreement between the parties prior to the execution of the Agreement and connected with the matters provided for herein, shall not be valid, apart from the confidentiality agreement that was signed between Cellcom and Netvision.

18.4
If it is held that any provision of the Agreement is unenforceable and/or void for any reason, this shall not affect the rest of the provisions of the Agreement, and the parties shall act in good faith to implement the Agreement in spirit and language, including the replacement of such unenforceable and/or void provision with an alternative provision, the result and operation of which is substantially the same and the financial consequences of which are the same in terms of the parties hereto.

18.5	This Agreement may be executed in several counterparts, including by fax, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

18.6
This agreement shall be governed by the laws of the State of Israel. The competent court of law in the city of Tel Aviv-Yafo is vested with sole and exclusive jurisdiction to consider the Agreement and any matter connected therewith and/or pertaining thereto and/or arising therefrom.

18.7
The parties' addresses and contact details for purposes of the Agreement are as set out in the preamble to this Agreement or any other address in Israel or other contact details of any of the parties concerning which such party gave written notice to the other party hereto.

18.8
Any notice of any of the parties in connection with this Agreement shall be sent to the addressee by personal delivery or by registered mail to its address or by fax or by electronic mail, as stated above, and it shall be deemed delivered to the addressee on the day of its delivery by personal delivery, or at the end of 3 days after it was sent by registered mail, as stated above, or on the first business day after the receipt of confirmation of its transmission by fax or by electronic mail, all as the case may be.

In witness whereof the parties have hereunto set their hands:

( - )	( - )	( - )
Cellcom Israel Ltd.	Netvision Ltd.	Cellcom Merger 2011 Ltd.